Exhibit 10.25

RETIREMENT AND RELEASE AGREEMENT
This Retirement and Release Agreement (this “Agreement”) is entered into by and between Mr. Louis DeJoy (“you”) and XPO Logistics, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), on December 7, 2015. All capitalized but undefined terms used in this Agreement have the meanings set forth in that certain Amended and Restated Employment Agreement entered into as of July 29, 2014 by and among you, the Company and XPO Logistics Supply Chain, Inc. (f/k/a New Breed, Inc.), a North Carolina corporation and indirect subsidiary of the Company (“XPO SC” and such agreement, the “Employment Agreement”). In consideration of the covenants undertaken and the releases contained in this Agreement, you and the Company agree as follows:

1.
Employment Separation. Effective as of December 7, 2015 (the “Effective Date”), you will no longer be employed by the Company or any of its subsidiaries or Affiliates in any capacity and you will resign as a member of the board of directors of XPO SC. Your termination of employment on the Effective Date shall be a separation by reason of your retirement for all purposes, except that your separation of employment shall be deemed a termination without “Cause” under that certain Performance-Based Restricted Stock Unit Award Agreement entered into by you and the Company on December 10, 2014 (the “Award Agreement”).

2.
Separation Payments and Benefits. You will receive payment of all Accrued Obligations within thirty (30) days following the Effective Date, regardless of whether you sign this Agreement. Provided that you sign this Agreement within the time limits set forth herein and the revocation period provided for herein has passed without this Agreement being revoked: (i) within five (5) business days following the expiration of the revocation period, the Company shall grant to you shares of common stock, par value $0.001 per share of the Company (“Shares”) representing an aggregate value of $2,070,625, with the number of Shares to be based on the closing price of a Share on the New York Stock Exchange on the date such Shares are granted (the “Initial Grant Date”), (ii) on December 31, 2016, the Company shall grant to you Shares representing an aggregate value of $263,185, with the number of Shares to be based on the closing price of a Share on the New York Stock Exchange on the Initial Grant Date, (iii) on December 31, 2017, the Company shall grant to you Shares representing an aggregate value of $216,190, with the number of Shares to be based on the closing price of a Share on the New York Stock Exchange on the Initial Grant Date, and (iv) the Company shall issue to you 23,171 Shares (less Shares withheld for required tax withholding) in settlement of any and all performance-based restricted stock units (“PRSUs”) granted to you under the Award Agreement, and you acknowledge and agree that any remaining PRSUs held by you under the Award Agreement shall be automatically forfeited on the Effective Date. Notwithstanding anything to the contrary in the Employment Agreement, the 2011 Plan, the Award Agreement or any other agreement, contract or arrangement between you and the Company, any Shares issued to you pursuant to this Section 2, and any Shares held by you as of the date hereof, shall be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, until the date that is the later of (x) six (6) months after the effective date of your resignation or removal from the Board or (y) the date upon which any such lock-up restrictions applicable to any such Shares would expire under the terms of such other agreement, contract or arrangement (or, if earlier, until your death or a Change of Control (as defined in the 2011 Plan)) and all laws, rules and regulations applicable to you; provided, however, if determined by the Board in its sole discretion, the provisions of this Section 2 shall not apply to Shares withheld, sold or otherwise transferred to the Company to satisfy the applicable tax withholding in connection with the settlement of any PRSUs; and further provided, however, that the Board may, in its sole discretion, waive the application of the lock-up restrictions provided in this Section 2 upon written request by you.

3.
Release. In consideration of and subject to the performance by the Company of its obligations under Section 2, you hereby release and forever discharge as of the Effective Date the Company and its subsidiaries and affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its subsidiaries and affiliates (the Company and such parties collectively, the “Released Parties”) to the extent provided herein this Agreement. You understand and acknowledge that the separation payments and benefits payable to you under Section 2 (other than the Accrued Obligations) represent consideration for signing this Agreement and are not salary, wages or benefits to which you were already entitled. You understand and acknowledge that the separation payments and benefits payable to you under Section 2 are in lieu of any amount you are or could be due under the Employment Agreement or the Award Agreement. You understand and acknowledge that you will not receive the payments and benefits specified in Section 2 (other than the Accrued Benefits) unless you execute this Agreement and do not revoke this Agreement within the time period permitted hereafter or breach this Agreement. Such payments and benefits (other than the Accrued Benefits) will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its subsidiaries or affiliates. Except as provided in Sections 5 and 10 below, you knowingly and voluntarily (for yourself, your heirs, executors, administrators and assigns) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Agreement becomes effective and enforceable) and whether known or unknown, suspected or unsuspected, or claimed against any of the Released Parties which you, your spouse, or any of your heirs, executors, administrators or assigns, may have which arise out of your employment with, or your separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

4.	No Transfer. You represent that you have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 3.

5.
ADEA. You agree that this Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 which arise after the date you execute this Agreement. You acknowledge and agree that your separation from employment with the Company in compliance with the terms of this Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.
Effect of Release. Your release of Claims set forth in this Agreement is intended to be effective as a bar to those Claims stated in Section 3 above, whether known and unknown. In signing this Agreement, you acknowledge and intend that it shall be effective as a bar to each and every one of the Claims as stated in Section 3 above. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims stated in Section 3 above (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims). You acknowledge and agree that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of Section 2. You further agree that in the event you should bring a Claim that has been released herein seeking damages against the Company, or in the event you should seek to recover against the Company in any Claim brought by a governmental agency on your behalf that has been released herein, this Agreement shall serve as a complete defense to such Claims. You further agree that you are not aware of any pending charge or complaint of the type described above as of the execution of this Agreement.

7.
Non-Admission. You agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.

8.
Forfeiture. You agree that you will forfeit all amounts payable or benefits to be provided by the Company pursuant to Section 2 (other than the Accrued Obligations) if you challenge the validity of this Agreement. You also agree that if you violate this Agreement by suing or bringing a claim against the Company or any of the other Released Parties with respect to any Claim released herein, you will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees. In the event of any litigation with respect to this Agreement, the prevailing party will be entitled to recover costs and expenses, including reasonable attorneys’ fees, from the non-prevailing party.

9.
Confidentiality. You agree that this Agreement is confidential, and except as required by law, you agree not to disclose any information regarding the terms of this Agreement, except to your immediate family and any tax, legal or other counsel you have consulted or may consult, and you will instruct each of the foregoing not to disclose the same to anyone.

10.
Non-Released Claims. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not release, waive, relinquish, diminish, or in any way affect any rights or claims to (i) the rights and benefits to be provided to you by the Company under this Agreement after the date hereof, (ii) indemnification for which you may be entitled as a former officer, director or shareholder of the Company or XPO SC under their respective charter and/or bylaws and/or other constituent documents or agreements so long as you are otherwise entitled to be indemnified as authorized thereunder, (iii) any non-employment rights or claims, including, but not limited to, those arising out of your rights as a shareholder of the Company or any predecessor, successor or affiliate of the Company (including any rights of indemnification as a former shareholder of New Breed Holding Company), (iv) your rights or claims under the Award Agreement, (v) your rights or claims as a former employee to accrued and vested benefits under any Company employee benefit plan, (vi) any rights or claims under any written agreement or plan governing stock, restricted stock or stock options granted by the Company and/or any predecessor, successor or affiliate of the Company, (vii) any rights and claims to continuation coverage under COBRA, or (viii) any rights or claims that cannot be waived by law.

11.
Covenants. You acknowledge and agree that you are subject to confidentiality, litigation assistance and restrictive covenants, including post-employment non-competition and non-solicitation covenants, under the terms of Sections 10, 11, 12, 13, 14, 15 and 23 of your Employment Agreement, and that such covenants shall continue to apply and be enforceable under their respective terms, including after the Effective Date. Notwithstanding the foregoing, the Company hereby acknowledges and agrees that you may solicit for employment or services, and hire (or cause to be hired), your administrative assistant, Ms. Heather Clarke, and in the event of Ms. Heather Clarke’s separation of employment from the Company or XPO SC in connection therewith, the Company shall enter into (or cause XPO SC to enter into) a separation and severance agreement with Ms. Heather Clarke in the form provided by the Company, which agreement shall provide for the continuation of Ms. Heather Clarke’s base salary for twelve (12) months after her date of separation. You hereby further acknowledge and agree not to defame or disparage any of the Released Parties.

12.
Interpretation and Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.
Miscellaneous. The terms and conditions of Sections 10 through 27 of the Employment Agreement are incorporated herein mutatis mutandis, and you understand and agree that Sections 10 through 27 of the Employment Agreement expressly survive the termination of your employment with the Company and its Affiliates.

BY SIGNING THIS AGREEMENT, YOU REPRESENT AND AGREE THAT:

(i)	YOU HAVE READ IT CAREFULLY;

(ii)
YOU UNDERSTAND ALL OF ITS TERMS AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	YOU VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND YOU HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION YOU HAVE CHOSEN NOT TO DO SO OF YOUR OWN VOLITION;

(v)
YOU ACKNOWLEDGE AND HAVE BEEN ADVISED THAT YOU HAVE THE RIGHT TO CONSIDER THIS AGREEMENT FOR 21 DAYS BEFORE SIGNING IT, AND THAT IF YOU SIGN THIS AGREEMENT PRIOR TO THE EXPIRATION OF 21 DAYS, YOU ARE WAIVING (GIVING UP) THIS RIGHT FREELY AND VOLUNTARILY;

(vi)	YOU UNDERSTAND THAT YOU HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS AGREEMENT TO REVOKE IT AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE YOU WITH RESPECT TO IT; AND

(viii)	YOU AGREE THAT THE PROVISIONS OF THIS AGREEMENT MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF COMPANY AND BY YOU.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XPO Logistics, inc.
By:
/s/ Gordon Devens
Name: Gordon Devens
Title: Chief Legal Officer

/s/ Louis DeJoy
LOUIS DEJOY